                                                                    Exhibit 99.2
  1


              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
                      (in millions, except per share data)
                                  (unaudited)

                                                                     Increase
THREE MONTHS ENDED MARCH 31,                           1997    1996  (Decrease)
- ---------------------------------------------------  ------  ------       ----
NET INTEREST REVENUE
  Interest revenue                                   $1,681  $1,623       $ 58
  Interest expense                                    1,349   1,389        (40)
- ---------------------------------------------------  ------  ------       ----
Net interest revenue                                    332     234         98
Provision for credit losses                               -       5         (5)
- ---------------------------------------------------  ------  ------       ----
Net interest revenue after provision
 for credit losses                                      332     229        103
- ---------------------------------------------------  ------  ------       ----
NONINTEREST REVENUE
  Trading                                               311     300         11
  Fiduciary and funds management                        231     200         31
  Corporate finance fees                                215     188         27
  Other fees and commissions                            139     140         (1)
  Net revenue from equity investment transactions        47      27         20
  Securities available for sale gains                    14      15         (1)
  Insurance premiums                                     63      62          1
  Other                                                  46      56        (10)
- ---------------------------------------------------  ------  ------       ----
Total noninterest revenue                             1,066     988         78
- ---------------------------------------------------  ------  ------       ----
NONINTEREST EXPENSES
  Salaries and commissions                              305     267         38
  Incentive compensation and employee benefits          376     307         69
  Agency and other professional service fees             90      63         27
  Communication and data services                        56      55          1
  Occupancy, net                                         43      42          1
  Furniture and equipment                                54      45          9
  Travel and entertainment                               30      22          8
  Provision for policyholder benefits                    68      72         (4)
  Other                                                  84      80          4
- ---------------------------------------------------  ------  ------       ----
Total noninterest expenses                            1,106     953        153
- ---------------------------------------------------  ------  ------       ----
Income before income taxes                              292     264         28
Income taxes                                             92      85          7
- ---------------------------------------------------  ------  ------       ----

NET INCOME                                           $  200  $  179       $ 21
===================================================  ======  ======       ====


NET INCOME APPLICABLE TO COMMON STOCK                $  187  $  164       $ 23
===================================================  ======  ======       ====

Cash dividends declared per common share              $1.00   $1.00       $  -
===================================================  ======  ======       ====

EARNINGS PER COMMON SHARE:
  PRIMARY                                             $1.81   $1.62       $.19
===================================================  ======  ======       ====

  FULLY DILUTED                                       $1.76   $1.57       $.19
===================================================  ======  ======       ====

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                       ($ in millions, except par value)


                                                              March 31,   December 31,
                                                                   1997*          1996
                                                               --------       --------
ASSETS
Cash and due from banks                                        $  1,679       $  1,568
Interest-bearing deposits with banks                              2,581          2,210
Federal funds sold                                                1,195          1,684
Securities purchased under resale
 agreements                                                      22,316         18,002
Securities borrowed                                              14,245         17,005
Trading assets:
 Government securities                                           11,821         16,858
 Corporate debt securities                                        8,508          8,039
 Equity securities                                                7,061          6,089
 Swaps, options and other derivatives                            11,222         11,410
 Other trading assets                                             9,080          6,733
- ------------------------------------------------------------   --------       --------
Total trading assets                                             47,692         49,129
Securities available for sale                                     7,986          7,920
Loans, net of allowance for credit losses
 of $758 at March 31, 1997 and $773 at
 December 31, 1996                                               17,282         15,107
Customer receivables                                              1,582          1,529
Accounts receivable and accrued interest                          3,262          3,077
Other assets                                                      5,711          5,547
- ------------------------------------------------------------   --------       --------
Total                                                          $125,531       $122,778
============================================================   ========       ========

LIABILITIES
Noninterest-bearing deposits
  Domestic offices                                             $  2,803       $  2,600
  Foreign offices                                                 1,052          1,013
Interest-bearing deposits
  Domestic offices                                               12,365          9,928
  Foreign offices                                                19,369         16,774
- ------------------------------------------------------------   --------       --------
Total deposits                                                   35,589         30,315
Trading liabilities:
 Securities sold, not yet purchased
  Government securities                                           3,986          7,668
  Equity securities                                               4,950          4,174
  Other trading liabilities                                         443            334
 Swaps, options and other derivatives                            11,177         11,585
- ------------------------------------------------------------   --------       --------
Total trading liabilities                                        20,556         23,761
Securities loaned and securities sold
 under repurchase agreements                                     22,576         23,454
Other short-term borrowings                                      20,320         19,409
Accounts payable and accrued expenses                             4,727          4,837
Other liabilities, including allowance for
 credit losses of $200 at both March 31, 1997
 and December 31, 1996                                            3,183          2,836
Long-term debt not included in risk-based capital                 8,164          8,732
Long-term debt included in risk-based capital                     3,164          2,576
Mandatorily redeemable capital securities of
 subsidiary trusts holding solely junior
 subordinated deferrable interest debentures
 included in risk-based capital                                   1,469            730
- ------------------------------------------------------------   --------       --------
Total liabilities                                               119,748        116,650
- ------------------------------------------------------------   --------       --------

PREFERRED STOCK OF SUBSIDIARY                                         -            250
- ------------------------------------------------------------   --------       --------

STOCKHOLDERS' EQUITY
Preferred stock                                                     704            810
Common stock, $1 par value
 Authorized, 300,000,000 shares
 Issued: 1997, 104,362,661 shares;
         1996, 103,624,555 shares                                   105            104
Capital surplus                                                   1,477          1,437
Retained earnings                                                 4,065          3,988
Common stock in treasury, at cost: 1997, 5,965,427 shares;
 1996, 4,435,226 shares                                            (527)          (372)
Other stockholders' equity                                          (41)           (89)
- ------------------------------------------------------------   --------       --------
Total stockholders' equity                                        5,783          5,878
- ------------------------------------------------------------   --------       --------
Total                                                          $125,531       $122,778
============================================================   ========       ========

FN
* Unaudited

  3

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
     SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (in millions)
                                  (unaudited)

THREE MONTHS ENDED MARCH 31,                                 1997     1996
- ---------------------------------------------------------  ------   ------
PREFERRED STOCK
Balance, January 1                                         $  810   $  865
Preferred stock issued                                          -        1
Preferred stock redeemed                                     (100)       -
Preferred stock repurchased                                    (6)       -
- ---------------------------------------------------------  ------   ------
Balance, March 31                                             704      866
- ---------------------------------------------------------  ------   ------
COMMON STOCK
Balance, January 1                                            104      103
Issuance of common stock                                        1        1
- ---------------------------------------------------------  ------   ------
Balance, March 31                                             105      104
- ---------------------------------------------------------  ------   ------
CAPITAL SURPLUS
Balance, January 1                                          1,437    1,386
Issuance of common stock                                       19       11
Common stock distributed under employee
 benefit plans                                                 21        9
- ---------------------------------------------------------  ------   ------
Balance, March 31                                           1,477    1,406
- ---------------------------------------------------------  ------   ------
RETAINED EARNINGS
Balance, January 1                                          3,988    3,702
Net income                                                    200      179
Cash dividends declared
  Preferred stock                                             (14)     (15)
  Common stock                                                (82)     (82)
Treasury stock distributed under employee benefit plans       (27)      (9)
- ---------------------------------------------------------  ------   ------
Balance, March 31                                           4,065    3,775
- ---------------------------------------------------------  ------   ------
COMMON STOCK IN TREASURY, AT COST
Balance, January 1                                           (372)    (336)
Purchases of stock                                           (244)     (20)
Restricted stock granted, net                                 (14)      23
Treasury stock distributed under employee benefit plans       103       22
- ---------------------------------------------------------  ------   ------
Balance, March 31                                            (527)    (311)
- ---------------------------------------------------------  ------   ------
COMMON STOCK ISSUABLE - STOCK AWARDS
Balance, January 1                                            526      233
Deferred stock awards granted, net                             66       66
Deferred stock distributed                                    (14)      (1)
- ---------------------------------------------------------  ------   ------
Balance, March 31                                             578      298
- ---------------------------------------------------------  ------   ------
DEFERRED COMPENSATION - STOCK AWARDS
Balance, January 1                                           (308)    (151)
Deferred stock awards granted, net                            (66)     (66)
Restricted stock granted, net                                  14      (22)
Amortization of deferred compensation, net                     63       41
- ---------------------------------------------------------  ------   ------
Balance, March 31                                            (297)    (198)
- ---------------------------------------------------------  ------   ------
CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, January 1                                           (364)    (348)
Translation adjustments                                        11      (17)
Income taxes applicable to translation adjustments             (8)      16
- ---------------------------------------------------------  ------   ------
Balance, March 31                                            (361)    (349)
- ---------------------------------------------------------  ------   ------
SECURITIES VALUATION ALLOWANCE
Balance, January 1                                             57       19
Change in unrealized net gains, after applicable
 income taxes and minority interest                           (18)      (9)
- ---------------------------------------------------------  ------   ------
Balance, March 31                                              39       10
- ---------------------------------------------------------  ------   ------

TOTAL STOCKHOLDERS' EQUITY, MARCH 31                       $5,783   $5,601
=========================================================  ======   ======

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in millions)
                                  (unaudited)

THREE MONTHS ENDED MARCH 31,                                1997      1996
- -------------------------------------------------------  -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                               $   200   $   179
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for credit losses                                  -         5
  Provision for policyholder benefits                         68        72
  Deferred income taxes                                      (43)       25
  Depreciation and other amortization
   and accretion                                              64        64
  Other, net                                                  23        (9)
- -------------------------------------------------------  -------   -------
    Earnings adjusted for noncash charges and credits        312       336
Net change in:
  Trading assets                                           2,030     2,252
  Trading liabilities                                     (3,031)      695
  Receivables and payables from securities
   transactions                                              271       (93)
  Customer receivables                                       (93)       80
  Other operating assets and liabilities, net                162       565
Securities available for sale gains                          (14)      (15)
- -------------------------------------------------------  -------   -------
Net cash (used in) provided by operating activities         (363)    3,820
- -------------------------------------------------------  -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
Net change in:
  Interest-bearing deposits with banks                      (360)      624
  Federal funds sold                                         489      (184)
  Securities purchased under resale agreements            (4,314)   (2,330)
  Securities borrowed                                      2,760    (4,599)
  Loans                                                   (2,359)     (348)
Securities available for sale:
  Purchases                                               (1,786)   (1,568)
  Maturities and other redemptions                           593       892
  Sales                                                       73       135
Acquisitions of premises and equipment                       (71)      (55)
Other, net                                                    (3)       16
- -------------------------------------------------------  -------   -------
Net cash used in investing activities                     (4,978)   (7,417)
- -------------------------------------------------------  -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in:
  Deposits                                                 5,070    (3,250)
  Securities loaned and securities sold
   under repurchase agreements                              (870)    8,166
  Other short-term borrowings                                978    (3,306)
Issuances of long-term debt*                               2,500     1,050
Repayments of long-term debt                              (1,601)     (189)
Issuance of common stock                                      19        11
Redemptions and repurchases of preferred stock              (106)        -
Redemptions of preferred stock of subsidiary                (250)        -
Purchases of treasury stock                                 (244)      (20)
Cash dividends paid                                          (97)      (97)
Other, net                                                    61        15
- -------------------------------------------------------  -------   -------
Net cash provided by financing activities                  5,460     2,380
- -------------------------------------------------------  -------   -------
Net effect of exchange rate changes on cash                   (8)       17
- -------------------------------------------------------  -------   -------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS           111    (1,200)
Cash and due from banks, beginning of period               1,568     2,399
- -------------------------------------------------------  -------   -------
Cash and due from banks, end of period                   $ 1,679   $ 1,199
=======================================================  =======   =======

Interest paid                                            $ 1,173   $ 1,447
=======================================================  =======   =======

Income taxes (refunded) paid, net                        $    (1)  $    97
=======================================================  =======   =======

Noncash investing activities                             $    46   $    30
=======================================================  =======   =======

Noncash financing activities:
  Conversion of debt to preferred stock                  $     -   $     1
=======================================================  =======   =======

FN

* Includes $739 million at March 31, 1997 which is related to mandatorily redeemable capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures included in risk-based capital.

  Certain prior period amounts have been reclassified to conform to the current presentation.

  5

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED SCHEDULE OF NET INTEREST REVENUE
                                 (in millions)
                                  (unaudited)


                                                  Three Months Ended
                                                       March 31,    Increase
                                                     1997    1996  (Decrease)
                                                   ------  ------      -----

INTEREST REVENUE
Interest-bearing deposits with banks               $   65  $   43      $  22
Federal funds sold                                     49      28         21
Securities purchased under resale agreements          330     194        136
Securities borrowed                                   183     228        (45)
Trading assets                                        600     773       (173)
Securities available for sale
  Taxable                                             106      90         16
  Exempt from federal income taxes                     14       7          7
Loans                                                 302     232         70
Customer receivables                                   32      28          4
- ----------------------------------------------     ------  ------      -----
Total interest revenue                              1,681   1,623         58
- ----------------------------------------------     ------  ------      -----
INTEREST EXPENSE
Interest-bearing deposits
  Domestic offices                                    146      88         58
  Foreign offices                                     250     247          3
Trading liabilities                                   151     326       (175)
Securities loaned and securities sold
 under repurchase agreements                          339     314         25
Other short-term borrowings                           291     274         17
Long-term debt                                        148     140          8
Mandatorily redeemable capital securities of
 subsidiary trusts holding solely junior
 subordinated deferrable interest debentures
 included in risk-based capital                        24       -         24
- ----------------------------------------------     ------  ------      -----
Total interest expense                              1,349   1,389        (40)
- ----------------------------------------------     ------  ------      -----
NET INTEREST REVENUE                               $  332  $  234      $  98
==============================================     ======  ======      =====

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


    Bankers Trust New York Corporation (the "Parent Company") and subsidiaries (collectively, the "Corporation", or the "Firm") earned $200 million for the quarter ended March 31, 1997, or $1.81 primary earnings per share. In the first quarter of 1996, the Corporation earned $179 million, or $1.62 primary earnings per share.

THE MERGER

On September 1, 1997, Alex. Brown Incorporated ("Alex. Brown") was merged into a wholly-owned subsidiary of Bankers Trust New York Corporation (the "Merger").
In conjunction with the Merger, each share of Alex. Brown common stock then outstanding was converted into 0.83 shares of Bankers Trust New York Corporation's common stock (the "Exchange Ratio"). The Merger was treated as a tax free exchange.

  The supplemental consolidated financial statements give retroactive effect to the Merger in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Alex. Brown and Bankers Trust New York Corporation had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Bankers Trust New York Corporation together with its subsidiaries after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of changes in stockholders' equity reflects the accounts of the Corporation as if the additional common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Alex. Brown and Bankers Trust New York Corporation, included in their Annual Reports on Form 10-K for the fiscal years ended December 31, 1996.


ORGANIZATIONAL UNIT RESULTS

    Organizational Unit business results are determined based on the corporation's internal management accounting process, which allocates revenue and expenses among the organizational units. Because the corporation's business is diverse in nature and its operations are integrated, it is impractical to segregate respective contributions of the organizational units with precision. As a result, estimates and judgments have been made to apportion revenue and expense items. In addition, certain revenue and expenses have been segregated and reported in corporate/other because, in the opinion of management, they could not be reasonably allocated or because their contributions to a particular organizational unit would be distortive. The internal management accounting process, unlike financial accounting in accordance with generally accepted accounting principles, is based on the way management views its business and is not necessarily comparable with similar information disclosed by other financial institutions. In order to provide comparability from one period to the next, the corporation will restate this analysis to conform with material changes in the allocation process and/or significant changes in organizational structure.

  7

    The information presented below reflects the results by Organizational Units. The historical amounts of Alex. Brown have been included in Investment Banking, Investment Management and Corporate/Other.

                                                Total Non-   Pretax       Net
Three Months Ended March 31, 1997    Total Net    interest  Income/   Income/
(in millions)                          Revenue    Expenses    (Loss)    (Loss)
- -----------------------------------     ------      ------     ----      ----
Investment Banking                      $  402      $  242     $160      $110
Risk Management Services                   105          89       16        11
Trading & Sales                            134          73       61        43
Investment Management                      186         151       35        23
Client Processing Services                 196         178       18        13
Australia/New Zealand                      129          81       48        34
Asia                                        40          29       11         8
Latin America                              143         110       33        23
Corporate/Other                             63         153      (90)      (65)
- -----------------------------------     ------      ------     ----      ----
Total                                   $1,398      $1,106     $292      $200
===================================     ======      ======     ====      ====

                                                Total Non-   Pretax       Net
Three Months Ended March 31, 1996    Total Net    interest  Income/   Income/
(in millions)                          Revenue    Expenses    (Loss)    (Loss)
- -----------------------------------     ------      ------     ----      ----
Investment Banking                      $  362      $  194     $168      $112
Risk Management Services                    63          69       (6)       (4)
Trading & Sales                             90          56       34        24
Investment Management                      173         143       30        19
Client Processing Services                 182         156       26        18
Australia/New Zealand                       98          64       34        24
Asia                                        33          26        7         5
Latin America                              136         108       28        20
Corporate/Other                             80         137      (57)      (39)
- -----------------------------------     ------      ------     ----      ----
Total                                   $1,217      $  953     $264      $179
===================================     ======      ======     ====      ====

CHANGES IN ORGANIZATIONAL STRUCTURE

    To move risk management capabilities closer to clients, responsibility for the convertible debt business and for management of the metals and mining commodities book has been transferred from Risk Management Services to
                                           ------------------------
Investment Banking and Australia/New Zealand, respectively.
- ------------------     ---------------------

    In addition, the Emerging Europe, Middle East and Africa unit has been formed, combining people with risk management, trading, and investment banking expertise. For external reporting purposes this new unit is included in Risk
                                                                         ----
Management Services.  Prior period results have been restated for the changes in
- -------------------
organizational structure except for the transfer of responsibility for managing the metals and mining commodities book in Australia/New Zealand which is
                                          ---------------------
reflected in 1997 results only.

    The Investment Banking business contributed net income of $110 million in
        ------------------
the first quarter of 1997, down slightly from $112 million a year ago.

    Risk Management Services recorded net income of $11 million in the first
    ------------------------
quarter of 1997, up $15 million from the first quarter of 1996. Revenues of $105 million were up $42 million from the first quarter of 1996. Compared to the prior year period, revenues from new derivatives transactions and from the Emerging Europe, Middle East and Africa unit improved.

    Net income from the Trading & Sales business, at $43 million, was up $19
                        ---------------
million from the first quarter of 1996. The current quarter's improvement was largely due to higher revenues from trading and client-related business as compared to the prior year period.

    The Corporation's Investment Management business, which for reporting
                      ---------------------
purposes does not include funds management activities in Australia/NZ, reported net income of $23 million for the current quarter, up $4 million from the 1996 comparable period due to an increase in assets under management. At March 31, 1997, assets under management in this organizational unit were approximately $219 billion, compared to $194 billion at March 31, 1996.

    Client Processing Services contributed $13 million of net income in the
    --------------------------
first quarter of 1997, down $5 million from the 1996 first quarter. Revenues of $196 million were up $14 million from the first quarter of 1996. The decline in net income from a year ago reflected higher operations costs and growth in staff expense.

    Net income of the Australia/NZ business was $34 million in the first quarter
                      ------------
of 1997, up $10 million from the first quarter of 1996. The increase from the prior year period was primarily due to improved revenues from trading activities and fiduciary and funds management offset in part by increased salaries and incentive compensation and employee benefits as a result of higher staff levels. At March 31, 1997, assets under management in Australia/NZ's investment management business were approximately $27 billion, compared to $23 billion at March 31, 1996.

    Asia net income was $8 million in the first quarter of 1997, up $3 million
    ----
from the first quarter of 1996. The current quarter's increase was primarily due to very strong results in North Asia. Offsetting the improved results in North Asia were losses incurred during the first quarter from the Corporation's investment in Thai Investment and Securities Co. in Thailand. Thailand is currently experiencing a significant reduction in its economic growth and the Thai stock market has experienced a steep decline.

    Latin America net income was $23 million in the first quarter of 1997, up $3
    -------------
million from the first quarter of 1996. An increase in trading-related activities contributed to the current quarter's results.

  9

    Corporate/Other net loss was $65 million in the first quarter of 1997,
    ---------------
compared with a net loss of $39 million in the first quarter of 1996. The current quarter included the effects of increased incentive compensation and employee benefits, a contribution to the BT Foundation, and consulting expenses associated with several strategic and infrastructure improvement projects.


REVENUE

                              Net Interest Revenue

    The table below presents net interest revenue, average balances and average rates. The tax equivalent adjustment is made to present the revenue and yields on certain assets, primarily tax-exempt securities and loans, as if such revenue were taxable.

                                        Three Months Ended
                                              March 31,        Increase
                                           1997        1996   (Decrease)
                                        -------     -------     -------
NET INTEREST REVENUE (in millions)
Book basis                              $   332     $   234     $    98
Tax equivalent adjustment                     7           4           3
- --------------------------------------  -------     -------     -------
Fully taxable basis                     $   339     $   238     $   101
======================================  =======     =======     =======

AVERAGE BALANCES (in millions)
Interest-earning assets                 $98,064     $87,679     $10,385
Interest-bearing liabilities             92,195      83,734       8,461
- --------------------------------------  -------     -------     -------
Earning assets financed by
 noninterest-bearing funds              $ 5,869     $ 3,945     $ 1,924
======================================  =======     =======     =======

AVERAGE RATES (fully taxable basis)
Yield on interest-earning assets           6.98%       7.46%      (.48)%
Cost of interest-bearing liabilities       5.93        6.67         .74
- --------------------------------------  -------     -------     -------
Interest rate spread                       1.05         .79         .26
Contribution of noninterest-bearing
 funds                                      .35         .30         .05
- --------------------------------------  -------     -------     -------
Net interest margin                        1.40%       1.09%        .31%
======================================  =======     =======     =======

    Net interest revenue for the first quarter of 1997 totaled $332 million, up $98 million, or 42 percent, from the first quarter of 1996. The $98 million increase in net interest revenue was primarily due to a $104 million increase in trading-related net interest revenue, which totaled $135 million for the first quarter of 1997. Nontrading-related net interest revenue which is considered to be historically a more stable component of overall net interest revenue, totaled $197 million for the first quarter of 1997 versus $203 million for the comparable period in 1996.

    In the first quarter of 1997, the interest rate spread was 1.05 percent compared to .79 percent in the prior year period. Net interest margin increased to 1.40 percent from 1.09 percent. The yield on interest earning assets decreased by 48 basis points and the cost of interest-bearing liabilities decreased 74 basis points.

                                Trading Revenue

    The Firm's trading and risk management businesses include significant activities in interest rate instruments and related derivatives. These activities can periodically shift revenue between trading and net interest, depending on a variety of factors, including risk management strategies. Therefore, the Corporation views trading revenue and trading-related net interest revenue together.

    Combined trading revenue and trading-related net interest revenue for the first quarter of 1997 totaled $446 million, up $115 million from the first quarter of 1996.

    The table below presents the Corporation's trading revenue and trading-related net interest revenue by major category of market risk. These categories are based on management's view of the predominant underlying risk exposure of each of the Firm's trading positions.

                                         Trading-
                                          Related
                                              Net
                                Trading  Interest
(in millions)                   Revenue   Revenue   Total
- ------------------------------     ----      ----    ----
Quarter ended March 31, 1997
Interest rate risk                 $178      $149    $327
Foreign exchange risk                38         -      38
Equity and commodity risk            95       (14)     81
- ------------------------------     ----      ----    ----
Total                              $311      $135    $446
==============================     ====      ====    ====

Quarter ended March 31, 1996
Interest rate risk                 $166      $ 53    $219
Foreign exchange risk                17         -      17
Equity and commodity risk           117       (22)     95
- ------------------------------     ----      ----    ----
Total                              $300      $ 31    $331
==============================     ====      ====    ====

  11

    Interest Rate Risk - The increase in revenue was due to increased flow of client trading services, strong results from proprietary trading activities, and increased revenue from bond trading activities attributable to increased capital inflows to the market. Also, contributing to the increase was improved performance from the Firm's trading activities in Asia and Latin America.

    Foreign Exchange Risk - Foreign exchange risk revenue increased from the first quarter of 1996 principally due to strong performance in the Firm's activities in Australia including both proprietary and customer related revenues.

    Equity and Commodity Risk - Total trading and trading-related net interest revenue decreased compared to the same period last year primarily due to decreases in equity trading.

                    Noninterest Revenue (Excluding Trading)

    Fiduciary and funds management revenue was $231 million in the first quarter of 1997, up $31 million, or 16 percent, from the comparable period last year. All activities within this category contributed to the year-over-year increase, especially global private banking commissions, funds management revenue and custodian fees.

    Corporate finance fees of $215 million increased $27 million, or 14 percent, from the same period last year, primarily due to higher private placement fees, merger and acquisition fees and loan syndication fees.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

    The provision for credit losses is determined based upon management's evaluation as to the amount needed to maintain the allowance for credit losses at a level considered appropriate in relation to the risk of losses inherent in the portfolio.

    No provision for credit losses was required for the first quarter of 1997 compared with $5 million for the prior year's first quarter. Net charge-offs for the first quarter were $15 million, compared with $10 million a year ago.

    In accordance with the American Institute of Certified Public Accountant's Banks and Savings Institutions Audit and Accounting Guide, the Corporation has allocated its total allowance for credit losses as follows: $758 million as a reduction of loans, and $200 million as other liabilities related to other credit-related items. The Corporation continues to believe that the total allowance for credit losses is available for credit losses in its entire portfolio, which is comprised of loans, credit-related commitments, derivatives and other financial instruments. Due to a multitude of complex and changing factors that are collectively weighed in determining the adequacy of the allowance for credit losses, management expects that the allocation of the total allowance for credit losses may be adjusted as risk factors change. Prior period amounts have not been restated.

    The provision for credit losses and the other changes in the allowance for credit losses are shown below (in millions).

                                              Quarter Ended
                                                March 31,
Allowance for credit losses                    1997    1996
- ------------------------------------          -----   -----

Balance, beginning of period                  $ 973   $ 992
Net charge-offs
  Charge-offs                                    33      28
  Recoveries                                     18      18
- ------------------------------------          -----   -----
Total net charge-offs(1)                         15      10
Provision for credit losses                       -       5
- ------------------------------------          -----   -----
Balance, end of period(2)                     $ 958   $ 987
====================================          =====   =====

(1) Components of Net Charge-offs:
      Secured by real estate                  $  (1)  $   1
      Real estate related                         -       4
      Highly leveraged                           16      20
      Other                                       -     (12)
      Refinancing country                         -      (3)
- ------------------------------------          -----   -----
Total                                         $  15   $  10
====================================          =====   =====

(2) Allocation:
      Loans                                   $ 758
      Other Liabilities                         200
- ------------------------------------          -----
      Balance, end of period                  $ 958
====================================          =====

  13

    The allowance for credit losses that has been allocated to loans, was $758 million at March 31, 1997 compared to $773 million at December 31, 1996. The allowance was equal to 228 percent and 171 percent of total cash basis loans at March 31, 1997 and December 31, 1996, respectively. These ratios were computed using the amounts that were allocated to loans.

    Impaired loans under SFAS 114, which consisted of total cash basis loans and renegotiated loans, were $369 million and $489 million at March 31, 1997 and December 31, 1996, respectively. Included in these amounts were $152 million and $227 million of loans which required a valuation allowance of $30 million and $57 million at those same dates, respectively.


EXPENSES

    Total noninterest expenses of $1.106 billion increased by $153 million, or 16 percent, from the first quarter of 1996. Salaries and commissions expense increased $38 million, or 14 percent, principally due to an 8 percent increase in the average number of employees and to merit increases. Incentive compensation and employee benefits, the largest component of noninterest expenses, increased $69 million due to higher earnings, greater emphasis on performance-based compensation and the increase in the average number of employees.



INCOME TAXES

    Income tax expense for the first quarter of 1997 amounted to $92 million, compared with $85 million for the first quarter of 1996. The effective tax rate was 32 percent for both the current and prior year quarter.

EARNINGS PER COMMON SHARE

    Primary earnings per common share amounts were computed by subtracting from earnings the dividend requirements on preferred stock to arrive at net income applicable to common stock ("net income applicable to common stock") and dividing this amount by the average number of common and common equivalent shares outstanding during the period. Fully diluted earnings per share amounts were calculated by adjusting net income applicable to common stock for interest expense on the convertible subordinated debentures and dividing this amount by the average number of common and common equivalent shares outstanding during the period.

    For primary earnings per share, the average number of common and common equivalent shares outstanding was the sum of the average number of shares of common stock outstanding and the incremental number of shares issuable under outstanding stock options and deferred stock awards that had a dilutive effect as computed under the treasury stock method. Fully diluted earnings per share further assumes the conversion into common stock of convertible subordinated debentures, if dilutive. Under the treasury stock method, the number of incremental shares is determined by assuming the issuance of the outstanding stock options and deferred stock awards reduced by the number of shares assumed to be repurchased from the issuance proceeds, using the market price of the Parent Company's common stock. For primary earnings per share, this market price is the average market price for the period, while for fully diluted earnings per share, it is the period-end market price, if it is higher than the average market price.

    The earnings applicable to common stock and the number of shares used for primary and fully diluted earnings per share were as follows (in millions):

                                                     Three Months Ended
                                                           March 31,
                                                       1997      1996
                                                     --------  --------

Net income applicable to common stock - primary      $    187  $    164

Net income applicable to common stock - assuming
 full dilution                                       $    188  $    164

Average number of common shares outstanding            97.443    97.215

Average common and common equivalent shares
 outstanding - primary                                103.778   101.078

Average common and common equivalent shares
 outstanding assuming full dilution                   107.034   104.808

  15

BALANCE SHEET ANALYSIS

    The following table highlights the changes in the balance sheet. Since quarter-end balances can be distorted by one-day fluctuations, an analysis of changes in the quarterly averages is provided to give a better indication of balance sheet trends.

                                                  CONDENSED AVERAGE BALANCE SHEETS
                                                             (in millions)
                                                  1st Qtr    4th Qtr    Increase
                                                      1997       1996   (Decrease)
                                                  --------   --------     -------

ASSETS
 Interest-earning
  Interest-bearing deposits with banks            $  3,396   $  3,545     $  (149)
  Federal funds sold                                 3,723      2,011       1,712
  Securities purchased under resale
   agreements                                       22,157     22,405        (248)
  Securities borrowed                               15,043     15,865        (822)
  Trading assets                                    28,224     31,617      (3,393)
  Securities available for sale
    Taxable                                          6,988      6,777         211
    Exempt from federal income taxes                 1,148      1,077          71
- ------------------------------------------------  --------   --------     -------
     Total securities available for sale             8,136      7,854         282
  Loans
     Domestic offices                                8,267      8,226          41
     Foreign offices                                 7,437      7,032         405
- ------------------------------------------------  --------   --------     -------
Total loans                                         15,704     15,258         446
- ------------------------------------------------  --------   --------     -------
Customer receivables                                 1,681      1,683          (2)
- ------------------------------------------------  --------   --------     -------
  Total interest-earning assets                     98,064    100,238      (2,174)
Noninterest-earning
 Cash and due from banks                             1,336      1,400         (64)
 Noninterest-earning trading assets                 18,977     17,727       1,250
 All other assets                                    8,551      8,519          32
 Allowance for credit losses                          (802)      (988)        186
- ------------------------------------------------  --------   --------     -------
Total                                             $126,126   $126,896     $  (770)
================================================  ========   ========     =======

LIABILITIES
 Interest-bearing
  Interest-bearing deposits
    Domestic offices                              $ 11,748   $  8,738     $ 3,010
    Foreign offices                                 19,661     18,812         849
- ------------------------------------------------  --------   --------     -------
     Total interest-bearing deposits                31,409     27,550       3,859
  Trading liabilities                                6,103      9,748      (3,645)
  Securities loaned and securities
   sold under repurchase agreements                 22,850     26,214      (3,364)
  Other short-term borrowings                       19,261     18,982         279
  Long-term debt                                    11,377     11,372           5
  Mandatorily redeemable capital securities
   of subsidiary trusts holding solely junior
   subordinated deferrable interest debentures       1,195        165       1,030
- ------------------------------------------------  --------   --------     -------
    Total interest-bearing liabilities              92,195     94,031      (1,836)
 Noninterest-bearing
  Noninterest-bearing deposits                       3,152      3,518        (366)
  Noninterest-bearing trading liabilities           16,987     15,725       1,262
  All other liabilities                              7,731      7,423         308
- ------------------------------------------------  --------   --------     -------
    Total liabilities                              120,065    120,697        (632)
- ------------------------------------------------  --------   --------     -------

PREFERRED STOCK OF SUBSIDIARY                          182        250         (68)
- ------------------------------------------------  --------   --------     -------

STOCKHOLDERS' EQUITY
 Preferred stock                                       773        815         (42)
 Common stockholders' equity                         5,106      5,134         (28)
- ------------------------------------------------  --------   --------     -------
Total stockholders' equity                           5,879      5,949         (70)
- ------------------------------------------------  --------   --------     -------
Total                                             $126,126   $126,896     $  (770)
================================================  ========   ========     =======

    The Corporation's average total assets amounted to $126.1 billion for the first quarter of 1997, a decrease of $770 million, or 1 percent, from the fourth quarter of 1996. Average interest-earning assets decreased $2.2 billion, or 2 percent, and the proportion of interest-earning assets to total assets decreased from 79 percent to 78 percent. The decrease in interest-earning assets was primarily due to decreases in trading assets (down $3.4 billion or 11 percent) and securities borrowed (down $822 million, or 5 percent), offset in part by an increase in federal funds sold (up $1.7 billion, or 85 percent). Interest-earning trading assets, as a percentage of total assets declined from 25 percent to 22 percent. Noninterest-earning trading assets increased $1.3 billion, or 7 percent, from the fourth quarter of 1996.

    Average total liabilities decreased $632 million from the fourth quarter of 1996. Within interest-bearing liabilities, decreases in trading liabilities (down $3.6 billion, or 37 percent) and securities sold under repurchase agreements (down $3.4 billion, or 13 percent) were offset in part by increases in total interest-bearing deposits (up $3.9 billion or 14 percent) and mandatorily redeemable capital securities (up $1.0 billion, or 624 percent). Total short-term borrowings (securities loaned and securities sold under repurchase agreements and other short-term borrowings) as a percentage of total interest-bearing liabilities declined from 48 percent to 46 percent.


                         Securities Available for Sale

    The fair value, amortized cost and gross unrealized holding gains and losses for the Corporation's securities available for sale follow. During the first quarter of 1997, the Corporation transferred approximately $1.1 billion of asset-backed securities from securities-available-for-sale to trading account assets. This transfer, which had no impact on the current quarter's income, was the result of a change in risk management strategies.

                             March 31,   December 31,
(in millions)                     1997           1996
- ---------------------------     ------         ------

Fair value                      $7,986         $7,920
Amortized cost                   7,854          7,755
- ---------------------------     ------         ------
Excess of fair value over
 amortized cost *               $  132         $  165
===========================     ======         ======

* Components:
    Unrealized gains            $  210         $  245
    Unrealized losses              (78)           (80)
- ---------------------------     ------         ------
                                $  132         $  165
                                ======         ======

  17

                                 Long-term Debt

    The larger of long-term debt issuances and maturities/redemptions which occurred during the first quarter of 1997 are as follows (in millions):

                                                Face Amount

                                                      Maturities/
                                           Issuances  Redemptions
                                         -----------  -----------
Parent Company
- ---------------------------------------
8% Subordinated Debentures                         -         $200
Floating Rate Notes due May 1998                   -         $300
Floating Rate Notes due January 2002            $250            -


Bankers Trust Company
- ---------------------------------------
Floating Rate Notes due February 2002           $324            -
Redeemable Preference Securities                   -         $510
Redeemable Preference Securities
 due March 2004 (1)                             $651            -

FN
(1) At March 31, 1997, certain subsidiaries of Bankers Trust Company had outstanding ($3.0 billion) of mandatorily redeemable preference securities with maturities ranging from April 1997 to March 2004.


                       Trust Preferred Capital Securities

    During the first quarter of 1997, BT Capital Trust A ("Trust A"), BT Preferred Capital Trust I ("Trust I") and BT Preferred Capital Trust II ("Trust II"), wholly-owned subsidiaries of the Corporation issued $250 million 7.90% Capital Securities, Series A1, ("Series A1 Securities"), $250 million 8 1/8% Preferred Securities, Series I ("Series I Securities") and $250 million 7.875% Preferred Securities, Series II ("Series II Securities"), respectively. The Series A1 Securities and the Series II Securities have a liquidation value of $1,000 per Series A1 Security and Series II Security, respectively. The Series I Securities have a liquidation value of $25 per Series I Security. Series A1 Securities, Series I Securities and Series II Securities represent preferred undivided beneficial interests in the assets of Trust A, Trust I and Trust II, respectively. The Corporation is the holder of all of the beneficial interests represented by common securities of Trust A, Trust I and Trust II ("Common Securities" and, collectively with the Series A1 Securities, Series I Securities and Series II Securities, the "Trust Securities").

    Trust A, Trust I and Trust II exist for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in 7.90% Junior Subordinated Deferrable Interest Debentures, Series A1, 8 1/8% Junior Subordinated Deferrable Interest Debentures, Series I and 7.875% Junior Subordinated Deferrable Interest Debentures, Series II (the "Series A1

Debentures," the "Series I Debentures" and the "Series II Debentures" and collectively, the "Junior Subordinated Debentures") issued by the Corporation. The Junior Subordinated Debentures are unsecured and subordinated to all senior indebtedness of the Corporation and will be the sole assets of Trust A, Trust I and Trust II. Payments under the Junior Subordinated Debentures by the Corporation are the same as those for the Series A1 Securities, Series I Securities and Series II Securities described below, respectively. The obligations of the Corporation under the Junior Subordinated Debentures, the relevant indenture and trust agreement, the relevant guarantee by the Corporation of the obligations of Trust A, Trust I and Trust II and certain other related agreements, in the aggregate, constitute a full and unconditional guarantee of the relevant trust's obligations under the Series A1 Securities, Series I Securities and Series II Securities.

    Holders of the Series A1 Securities will be entitled to receive preferential cumulative cash distributions accumulating from January 16, 1997 and payable semi-annually in arrears on the fifteenth day of January and July of each year, commencing July 15, 1997, at the annual rate of 7.90% of the liquidation amount of $1,000 per Series A1 Security. The Series A1 Securities are subject to mandatory redemption upon repayment of the Series A1 Debentures at maturity on January 15, 2027. The maturity date may be shortened under certain circumstances to a date not earlier than January 15, 2017. In addition, the Series A1 Debentures may be redeemed at the option of the Corporation on or after January 15, 2007. On March 18, 1997, BT Capital Trust B, a wholly-owned subsidiary of the Corporation, offered to exchange $250 million of its 7.90% Capital Securities, Series B1 (the "Series B1 Securities"), which had been registered under the Securities Act of 1933, for any and all of the outstanding 7.90% Capital Securities, Series A1 of BT Capital Trust A. BT Capital Trust B exists for the sole purpose of issuing the Series B1 Securities and investing the proceeds thereof in 7.90% Junior Subordinated Deferrable Interest Debentures, Series B1 issued by the Corporation. The Series B1 Securities are identical in all material respects to the Series A1 Securities. On April 21, 1997, $250 million of the Series B1 Securities were exchanged for all of the Series A1 Securities.

    Holders of the Series I Securities will be entitled to receive preferential cumulative cash distributions accumulating from February 5, 1997 and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing March 31, 1997, at the annual rate of 8 1/8% of the liquidation amount of $25 per Series I Security. The Series I Securities are subject to mandatory redemption upon repayment of the Series I Debentures at maturity on February 1, 2037. The maturity date may be shortened under certain circumstances to a date not earlier than February 1, 2002. In addition, the Series I Debentures may be redeemed at the option of the Corporation on or after February 1, 2002.

    Holders of the Series II Securities will be entitled to receive preferential cumulative cash distributions accumulating from February 25, 1997, and payable semi-annually in arrears on the twenty fifth day of February and August of each year, commencing August 25, 1997, at the annual rate of 7.875% of the liquidation amount of $1,000 per Series II Security.

  19

The Series II Securities are subject to mandatory redemption upon repayment of the Series II Debentures at maturity on February 25, 2027. The maturity date may be shortened under certain circumstances to a date not earlier than February 25, 2012. In addition, the Series II Debentures may be redeemed at the option of the Corporation on or after February 25, 2007.


TRADING DERIVATIVES

    The Corporation actively manages trading positions in a variety of derivative contracts. Many of the Corporation's trading positions are established as a result of providing derivative products to meet customers' demands. To anticipate customer demand for such transactions, the Corporation also carries an inventory of capital markets instruments and maintains its access to market liquidity by quoting bid and offer prices to, and trading with, other market makers. These two activities are essential to provide customers with capital market products at competitive prices. All positions are reported at fair value and changes in fair values are reflected in trading revenue as they occur.

    The following tables reflect the gross fair values and balance sheet amounts of trading derivative financial instruments:

                                              At March 31,         Average During
                                                  1997              1st Qtr. 1997
                                           ------------------    ------------------
                                                     (Liabi-               (Liabi-
(in millions)                              Assets     lities)    Assets     lities)
- ---------------------------------------  --------   --------   --------   --------
OTC Financial Instruments
Interest Rate and Currency
 Swap Contracts                          $ 15,502   $(13,981)  $ 16,805   $(15,203)
Interest Rate Contracts
  Forwards                                     40        (42)        73        (75)
  Options purchased                         1,010                 1,138
  Options written                                     (1,142)               (1,211)
Foreign Exchange Rate Contracts
  Spot and Forwards                        12,889    (14,231)    13,663    (14,629)
  Options purchased                           893                 1,094
  Options written                                       (940)               (1,100)
Equity-related contracts                    2,882     (2,877)     3,141     (3,328)
Commodity-related and other contracts         594       (640)       614       (635)

Exchange-Traded Options
Interest Rate                                  12        (12)        18         (8)
Equity                                        207       (119)       237       (130)
- ---------------------------------------  --------   --------   --------   --------
Total Gross Fair Values                    34,029    (33,984)    36,783    (36,319)
- ---------------------------------------  --------   --------   --------   --------
Impact of Netting Agreements              (22,807)    22,807    (24,071)    24,071
- ---------------------------------------  --------   --------   --------   --------

                                         $ 11,222(1)           $ 12,712
                                         ========              ========
                                                    $(11,177)(1)          $(12,248)
                                                    ========              ========

FN
(1) As reflected on the balance sheet in "Trading Assets" and "Trading Liabilities."


                                               At December 31,        Average During
                                                   1996                4th Qtr. 1996
                                          --------------------   -------------------
                                                       (Liabi-               (Liabi-
(in millions)                                Assets     lities)    Assets     lities)
- ---------------------------------------   ---------   --------   --------   --------

OTC Financial Instruments
Interest Rate and Currency
 Swap Contracts                           $  16,582   $(15,394)  $ 16,258   $(15,498)
Interest Rate Contracts
  Forwards                                       84        (86)        53        (50)
  Options purchased                           1,149                 1,183
  Options written                                       (1,252)               (1,313)
Foreign Exchange Rate Contracts
  Spot and Forwards                           9,855    (10,935)     8,642     (9,893)
  Options purchased                             917                 1,143
  Options written                                         (953)               (1,104)
Equity-related contracts                      2,696     (2,941)     2,389     (2,426)
Commodity-related and other contracts           679       (690)       747       (712)

Exchange-Traded Options
Interest Rate                                    10        (12)        11        (15)
Foreign exchange                                  -          -          -         (6)
Equity                                          251       (135)       244       (115)
- ---------------------------------------   ---------   --------   --------   --------
Total Gross Fair Values                      32,223    (32,398)    30,670    (31,132)
- ---------------------------------------   ---------   --------   --------   --------
Impact of Netting Agreements                (20,813)    20,813    (19,580)    19,580
- ---------------------------------------   ---------   --------   --------   --------

                                          $11,410(1)             $ 11,090
                                          =========              ========
                                                      $(11,585)(1)          $(11,552)
                                                      ========              ========

FN
(1) As reflected on the balance sheet in "Trading Assets" and "Trading Liabilities."


END-USER DERIVATIVES

    The Corporation, as an end user, utilizes various types of derivative products (principally interest rate swaps) to manage the interest rate, currency and other market risks associated with certain liabilities and assets such as interest-bearing deposits, short-term borrowings and long-term debt, as well as securities available for sale, loans, investments in non-marketable equity instruments and net investments in foreign entities. Revenue or expense pertaining to management of interest rate exposure is predominantly recognized over the life of the contract as an adjustment to interest revenue or expense.

    Total net end-user derivative unrealized losses were $149 million at March 31, 1997 compared with an unrealized gain of $54 million at December 31, 1996. The $203 million decrease during the first quarter of 1997 was primarily due to increases in long-term interest rates.

  21

    The following tables provide the gross unrealized gains and losses for end-user derivatives. Gross unrealized gains and losses for hedges of securities available for sale are recognized in the financial statements with the offset as an adjustment to securities valuation allowance in stockholders' equity. Gross unrealized gains and losses for hedges of loans, other assets, interest-bearing deposits, other short-term borrowings, long-term debt, and net investments in foreign subsidiaries are not yet recognized in the financial statements.

                                                                           Other          Net invest-
                                                                          short-             ments in
                               Securities                    Interest-      term   Long-     foreign
(in millions)                   available            Other     bearing   borrow-   term      subsi-
March 31, 1997                   for sale   Loans   assets    deposits      ings   debt(1)    diaries   Total
- -----------------------------  ----------   -----   ------    --------   -------   -----      -------   -----
Interest Rate Swaps
  Pay Variable
   Unrealized Gain                   $  -    $  -      $ -       $  22      $  8   $ 148         $  -   $ 178
   Unrealized (Loss)                    -     (10)       -         (80)      (13)   (184)           -    (287)
- -----------------------------        ----   -----   ------       -----      ----   -----     --------   -----
  Pay Variable Net                      -     (10)       -         (58)       (5)    (36)           -    (109)
- -----------------------------        ----   -----   ------       -----      ----   -----     --------   -----
  Pay Fixed
   Unrealized Gain                     12       -        -          20         1      22            -      55
   Unrealized (Loss)                  (21)      -        -         (34)       (3)    (30)           -     (88)
- -----------------------------        ----   -----   ------       -----      ----   -----     --------   -----
  Pay Fixed Net                        (9)      -        -         (14)       (2)     (8)           -     (33)
- -----------------------------        ----   -----   ------       -----      ----   -----     --------   -----
  Total Unrealized
   Gain                                12       -        -          42         9     170            -     233
- -----------------------------        ----   -----   ------       -----      ----   -----     --------   -----
  Total Unrealized
   (Loss)                             (21)    (10)       -        (114)      (16)   (214)           -    (375)
- -----------------------------        ----   -----   ------       -----      ----   -----     --------   -----
  Total Net                          $ (9)   $(10)     $ -       $ (72)     $ (7)  $ (44)        $  -   $(142)
=============================        ====   =====   ======       =====      ====   =====     ========   =====

Forward Rate Agreements
  Unrealized Gain                    $  -    $  -      $ -       $   3      $  -   $   -         $  -   $   3
  Unrealized (Loss)                     -       -        -          (1)        -       -            -      (1)
- -----------------------------        ----   -----   ------       -----      ----   -----     --------   -----
  Net                                $  -    $  -      $ -       $   2      $  -   $   -         $  -   $   2
=============================        ====   =====   ======       =====      ====   =====     ========   =====

Currency Swaps and Forwards
  Unrealized Gain                    $  3    $  -      $ 1       $   -      $  3   $  63         $ 37   $ 107
  Unrealized (Loss)                    (3)     (1)       -          (1)       (4)    (22)         (44)    (75)
- -----------------------------        ----   -----   ------       -----      ----   -----     --------   -----
  Net                                $  -    $ (1)     $ 1       $  (1)     $ (1)  $  41         $ (7)  $  32
=============================        ====   =====   ======       =====      ====   =====     ========   =====

Other Contracts (2)
  Unrealized Gain                    $  1    $  -      $ -       $   -      $  -   $   -         $  -   $   1
  Unrealized (Loss)                   (37)      -       (5)          -         -       -            -     (42)
- -----------------------------        ----   -----   ------       -----      ----   -----     --------   -----
  Net                                $(36)   $  -      $(5)      $   -      $  -   $   -         $  -   $ (41)
=============================        ====   =====   ======       =====      ====   =====     ========   =====

Total Unrealized
 Gain                                $ 16    $  -      $ 1       $  45      $ 12   $ 233         $ 37   $ 344
Total Unrealized
 (Loss)                               (61)    (11)      (5)       (116)      (20)   (236)         (44)   (493)
- -----------------------------        ----   -----   ------       -----      ----   -----     --------   -----
Total Net                            $(45)   $(11)     $(4)      $ (71)     $ (8)  $  (3)        $ (7)  $(149)
=============================        ====   =====   ======       =====      ====   =====     ========   =====

 FN
(1) Includes trust preferred capital securities.
(2) Other contracts are principally equity swaps and collars.

                                                                         Other                  Net invest-
                                                                         short-                    ments in
                               Securities                    Interest-   term             Long-     foreign
(in millions)                   available            Other     bearing   borrow-          term     subsi-
December 31, 1996                for sale   Loans   assets   deposits       ings          debt(1)   diaries   Total
- -----------------------------    --------   -----   ------   ---------   -------         -----     --------   -----
Interest Rate Swaps
  Pay Variable
   Unrealized Gain                   $  1    $  -      $ -        $ 62       $ 7         $ 198         $  -   $ 268
   Unrealized (Loss)                    -     (14)       -         (23)       (6)          (93)           -    (136)
- -----------------------------        ----   -----   ------        ----   -------         -----     --------   -----
  Pay Variable Net                      1     (14)       -          39         1           105            -     132
- -----------------------------        ----   -----   ------        ----   -------         -----     --------   -----
  Pay Fixed
   Unrealized Gain                      3       -        -          13         -             1            -      17
   Unrealized (Loss)                  (50)     (9)       -         (45)       (1)          (28)           -    (133)
- -----------------------------        ----   -----   ------        ----   -------         -----     --------   -----
  Pay Fixed Net                       (47)     (9)       -         (32)       (1)          (27)           -    (116)
- -----------------------------        ----   -----   ------        ----   -------         -----     --------   -----
  Total Unrealized
   Gain                                 4       -        -          75         7           199            -     285
- -----------------------------        ----   -----   ------        ----   -------         -----     --------   -----
  Total Unrealized
   (Loss)                             (50)    (23)       -         (68)       (7)         (121)           -    (269)
- -----------------------------        ----   -----   ------        ----   -------         -----     --------   -----
  Total Net                          $(46)   $(23)     $ -        $  7       $ -         $  78         $  -   $  16
=============================        ====   =====   ======        ====   =======         =====     ========   =====

Forward Rate Agreements
  Unrealized Gain                    $  -    $  -      $ -        $  1       $ -         $   -         $  -   $   1
  Unrealized (Loss)                     -       -        -          (1)        -             -            -      (1)
- -----------------------------        ----   -----   ------        ----   -------         -----     --------   -----
  Net                                $  -    $  -      $ -        $  -       $ -         $   -         $  -   $   -
=============================        ====   =====   ======        ====   =======         =====     ========   =====

Currency Swaps and Forwards
  Unrealized Gain                    $  -    $  -      $ 1        $ 27       $ -         $  53         $ 42   $ 123
  Unrealized (Loss)                     -       -        -          (3)        -           (18)         (41)    (62)
- -----------------------------        ----   -----   ------        ----   -------         -----     --------   -----
  Net                                $  -    $  -      $ 1        $ 24       $ -         $  35         $  1   $  61
=============================        ====   =====   ======        ====   =======         =====     ========   =====

Other Contracts (2)
  Unrealized Gain                    $  -    $  -      $ -        $  -       $ -         $   -         $  -   $   -
  Unrealized (Loss)                   (19)      -       (4)          -         -             -            -     (23)
- -----------------------------        ----   -----   ------        ----   -------         -----     --------   -----
  Net                                $(19)   $  -      $(4)       $  -       $ -         $   -         $  -   $ (23)
=============================        ====   =====   ======        ====   =======         =====     ========   =====

Total Unrealized
 Gain                                $  4    $  -      $ 1        $103       $ 7         $ 252         $ 42   $ 409
Total Unrealized
 (Loss)                               (69)    (23)      (4)        (72)       (7)         (139)         (41)   (355)
- -----------------------------        ----   -----   ------        ----   -------         -----     --------   -----
Total Net                            $(65)   $(23)     $(3)       $ 31       $ -         $ 113         $  1   $  54
=============================        ====   =====   ======        ====   =======         =====     ========   =====

FN
(1) Includes trust preferred capital securities.
(2) Other contracts are principally equity swaps and collars.

  23

    For pay variable and pay fixed interest rate swaps entered into as an end user, the weighted average receive rate and pay rate (interest rates were based on the weighted averages of both U.S. and non-U.S. currencies) by maturity and corresponding notional amounts were as follows ($ in millions):

At March 31, 1997
Notional
Amount                      Paying Variable               Paying Fixed
                       ------------------------   -----------------------------
Maturing               Notional  Receive    Pay   Notional       Receive    Pay   Total
In:                      Amount     Rate   Rate     Amount          Rate   Rate   Notional
- ---------------------   -------     ----   ----     ------          ----   ----    -------

1997                    $31,262     5.56%  5.68%    $1,627          4.70%  5.46%   $32,889

1998-1999                11,571     5.91   5.55      2,716          4.68   5.59     14,287

2000-2001                 3,886     6.72   5.69      1,901          5.45   5.92      5,787

2002 and thereafter       7,877     6.98   5.67      1,181          5.81   7.25      9,058
- ---------------------   -------     ----   ----     ------          ----   ----    -------
Total                   $54,596                     $7,425                         $62,021
=====================   =======                     ======                         =======

FN


All rates were those in effect at March 31, 1997. Variable rates are primarily based on LIBOR and may change significantly, affecting future cash flows.

At December 31, 1996
Notional
Amount                       Paying Variable               Paying Fixed
                        ------------------------   -----------------------------
Maturing                Notional  Receive    Pay   Notional       Receive    Pay   Total
In:                       Amount     Rate   Rate     Amount          Rate   Rate   Notional
- ----------------------   -------     ----   ----     ------          ----   ----    -------

1997                     $33,275     5.59%  5.52%    $4,056          5.23%  5.71%   $37,331

1998-1999                  7,957     5.96   5.52      2,095          4.82   5.82     10,052

2000-2001                  3,614     6.84   5.63        867          4.11   5.67      4,481

2002 and thereafter        5,579     6.79   5.65        932          5.61   7.14      6,511
- ----------------------   -------     ----   ----     ------          ----   ----    -------
Total                    $50,425                     $7,950                         $58,375
======================   =======                     ======                         =======

FN

All rates were those in effect at December 31, 1996. Variable rates are primarily based on LIBOR and may change significantly, affecting future cash flows.

REGULATORY CAPITAL

    The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. The Federal Reserve Board's ("FRB") risk-based capital guidelines addressing the capital adequacy of bank holding companies and banks (collectively, "banking organizations") include a definition of capital and a framework for calculating risk-weighted assets. In addition, these guidelines specify minimum risk-based capital ratios to be maintained by banking organizations. The FRB also has a minimum Leverage ratio which is used as a supplement to the risk-based capital ratios in evaluating the capital adequacy of banking organizations. See pages 19 and 83 of Exhibit 99.1 to this Current Report on Form 8-K for a detailed discussion of these guidelines and regulations.

    In 1996, the FRB and the other U.S. federal banking agencies jointly issued an amendment to the capital adequacy guidelines to incorporate a measure for market risk ("the market risk amendment"). Essentially, this amendment changes the calculation of risk-weighted assets in the trading accounts, and includes the positions and capital of the "Section 20" securities subsidiary (BT Alex. Brown Incorporated) in the combined credit risk and market risk capital calculation of the Corporation. In all other respects (including the exclusion of the positions and capital of the international insurance entities), the current capital adequacy guidelines remain unchanged.

    Compliance with the market risk amendment is mandatory by January 1, 1998 for those banking organizations that meet certain thresholds with regard to their trading activity. Banking organizations may choose to adopt early during 1997, with prior approval from their primary federal regulator. See page 22 of
Exhibit 99.1 to this Current Report on Form 8-K for further detailed discussion on the market risk amendment.

    The Corporation adopted the market risk amendment as of March 31, 1997 and was the first banking organization to adopt such amendment.

    Based on their respective regulatory capital ratios as of March 31, 1997, both the Corporation and Bankers Trust Company ("BTCo") are well capitalized, as defined in the regulations issued by the FRB and the other federal bank regulatory agencies setting forth the general capital requirements mandated by FDICIA, as applicable.

  25

    The Corporation's and BTCo's ratios are presented in the table below. The ratios for December 31, 1996 have not been restated for the adoption of the market risk amendment.

                                               FRB
                                             Minimum         To Be Well
                    Actual      Actual         for           Capitalized
                    as of       as of        Capital           Under
                  March 31,   December 31,   Adequacy        Regulatory
                    1997         1996        Purposes        Guidelines
                  --------    -----------    --------        ----------

Tier 1 Capital
  Corporation           9.2%           9.3%       4.0%             6.0%
  BTCo                  8.6%           9.3%       4.0%             6.0%

Total Capital
  Corporation          15.2%          13.8%       8.0%            10.0%
  BTCo                 12.1%          12.9%       8.0%            10.0%

Leverage
  Corporation           5.1%           5.9%       3.0%(1)          3.0%(1)
  BTCo                  5.4%           5.3%       3.0%(1)          5.0%

FN
(1) These minimum levels for the Leverage ratio may be set 100 to 200 basis points higher depending upon other regulatory criteria.

    The following are the essential components of the Corporation's and BTCo's risk-based capital ratios. The December 31, 1996 balances have not been restated for the adoption of the market risk amendment.

                               Actual as of  Actual as of
                                   March 31, December 31,
(in millions)                          1997          1996
- -----------------------------  ------------  ------------

Corporation
 Tier 1 Capital                     $ 6,299    $ 5,690
 Tier 2 Capital                       3,542      2,734
 Tier 3 Capital                         655          -
- -----------------------------       -------    -------
 Total Capital                      $10,496    $ 8,424
=============================       =======    =======

 Total risk-weighted assets         $68,878    $61,213
=============================       =======    =======

BTCo
 Tier 1 Capital                     $ 4,896    $ 4,869
 Tier 2 Capital                       1,949      1,900
- -----------------------------       -------    -------
 Total Capital                      $ 6,845    $ 6,769
=============================       =======    =======

Total risk-weighted assets          $56,815    $52,484
=============================       =======    =======


    Comparing March 31, 1997 to December 31, 1996, the Corporation's Tier 1 Capital ratio declined 10 basis points due to an increase in risk-weighted assets. The Corporation's risk-weighted assets at March 31, 1997 were $7.7 billion higher than at year-end 1996. The Total Capital ratio of the Corporation increased 140 basis points due to the issuance of trust preferred capital securities and the addition of BT Alex. Brown Incorporated's subordinated debt as a component of Total Capital (as Tier 3 Capital) in accordance with the market risk amendment.

    With the adoption of the market risk amendment, the Corporation's Leverage ratio decreased 80 basis points as BT Alex. Brown Incorporated's average assets and capital were included in this calculation for the first time.

    BTCo's Tier 1 Capital and Total Capital ratios decreased by 70 basis points and 80 basis points, respectively, as a result of a $4.3 billion increase in risk-weighted assets. BTCo's Leverage ratio increased by 10 basis points.

  27

PREFERRED STOCK

    During the first quarter of 1997, the Corporation redeemed all 1 million outstanding shares of its 8.55% Cumulative Preferred Stock, Series I at a price of $100 million. In addition, the Corporation repurchased approximately $6 million of its Adjustable Rate Cumulative Preferred Stock, Series Q and Series R.


PREFERRED STOCK OF SUBSIDIARY

    During the first quarter of 1997, BT Overseas Finance N.V. ("BTOF"), an indirect wholly-owned subsidiary of the Corporation, redeemed all 2,500 shares of its BTOF Auction Rate cumulative Preferred Stock Series A-D at a price of $250 million.


LIQUIDITY

    Liquidity is the ability to have funds available at all times to meet the commitments of the Corporation. The Corporation has a formal process for managing global liquidity for the Firm as a whole and for each of its significant subsidiaries. Management's guiding policy is to maintain conservative levels of liquidity designed to ensure that the Firm has the ability to meet its obligations under all reasonably foreseeable circumstances. Management maintains appropriate asset liquidity and actively manages liability/capital levels, maturities and diversification. The fundamental objective is to ensure that, even in the event of a complete loss of access to the liability markets, the Corporation will be able to continue to fund those assets that cannot be liquidated in a timely manner.

    Most of the Corporation's assets are highly liquid and of high credit quality. The Corporation maintains excess liquidity through its base of liquid assets. Liquid assets consist of cash and due from banks, interest-bearing deposits with banks, federal funds sold, securities purchased under resale agreements, securities borrowed, trading assets, and securities available for sale. Securities purchased under resale agreements and securities borrowed are virtually all short-term in nature and are collateralized with U.S. government or other marketable securities, or cash equivalents. Trading assets are marked to market daily and primarily consist of swaps, options and other derivative contracts, foreign government securities, corporate debt securities, U.S. government and agency securities, and equity securities. The Corporation's liquid assets amounted to $97.7 billion as of March 31, 1997 and $97.5 billion as of December 31, 1996, which equaled 77 percent, and 79 percent of gross total assets at those dates respectively.

                                   Cash Flows

    The following comments apply to the consolidated statement of cash flows, which appears on page 5.

    Cash and due from banks increased by $111 million during the first quarter of 1997, as the net cash provided by financing activities was partially offset by the sum of the net cash used in investing activities and the net cash used in operating activities. The $5.5 billion of net cash provided by financing activities was primarily the result of a positive net change in deposits ($5.1 billion) and issuances of long-term debt ($2.5 billion), offset in part by repayments of long-term debt ($1.6 billion). The $5.0 billion of net cash used in investing activities was primarily the result of cash outflows from the net changes in securities purchased under resale agreements ($4.3 billion) and loans ($2.4 billion), and purchases of securities available for sale ($1.8 billion), partially offset by cash inflows from the net change in securities borrowed ($2.8 billion), and maturities and other redemptions of securities available for sale ($593 million). The $363 million of net cash used in operating activities was primarily the result of a negative net change in trading liabilities ($3.0 billion) partially offset by a positive net change in trading assets ($2.0 billion) and receivables and payables from securities transactions ($271 million).

    Cash and due from banks decreased by $1.2 billion during the first quarter of 1996, as the net cash used in investing activities exceeded the sum of the net cash provided by operating and financing activities. The $7.4 billion of net cash used in investing activities was primarily the result of cash outflows from the net change in securities borrowed ($4.6 billion), securities purchased under resale agreements ($2.3 billion) and purchases of securities available for sale ($1.6 billion). This was partially offset by cash inflows from maturities and other redemptions of securities available for sale ($892 million). The $3.8 billion of net cash provided by operating activities primarily resulted from a $2.9 billion net change in trading assets and trading liabilities. The $2.4 billion of net cash provided by financing activities was primarily the result of an increase in the net change in securities loaned and securities sold under repurchase agreements ($8.2 billion) and the proceeds from the issuances of long-term debt ($1.1 billion), offset in part by cash outflows from a $3.3 billion net change in other short-term borrowings and a $3.3 billion net change in deposits.

  29

                           Interest Rate Sensitivity

    Condensed interest rate sensitivity data for the Corporation at March 31, 1997 is presented in the table below. For purposes of this presentation, the interest-earning/bearing components of trading assets and trading liabilities are assumed to reprice within three months.

    The interest rate gaps reported in the table arise when assets are funded with liabilities having different repricing intervals, after considering the effect of off-balance sheet hedging instruments. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not be reflective of the Corporation's interest rate view in subsequent periods. Active management dictates that longer-term economic views are balanced against prospects of short-term interest rate changes in all repricing intervals.

By Repricing Interval                                             Non-
                                                             interest-
                                 Within    1 - 5     After     bearing
(in billions) March 31, 1997     1 year    years   5 years       funds     Total
- -------------------------------  ------   ------     -----   ---------   -------
Assets                           $ 89.3   $  4.2     $ 3.4      $ 28.6   $ 125.5
Liabilities and preferred
 stock                            (81.3)    (6.6)     (4.6)      (27.9)   (120.4)
Common stockholders' equity                                       (5.1)     (5.1)
Effect of off-balance sheet
 hedging instruments              (13.1)     8.7       4.4           -         -
                                 ------   ------     -----   ---------   -------
Interest rate sensitivity gap    $ (5.1)  $  6.3     $ 3.2      $ (4.4)  $     -
                                 ======   ======     =====   =========   =======

NONPERFORMING ASSETS

    The components of cash basis loans, renegotiated loans, other real estate and other nonperforming assets are shown below ($ in millions).

                                                  March 31,   December 31,
                                                       1997           1996
                                                      -----          -----
CASH BASIS LOANS
  Domestic
    Commercial and industrial                         $ 106          $ 117
    Secured by real estate                              153            233
- ------------------------------------------------      -----          -----
Total domestic                                          259            350
- ------------------------------------------------      -----          -----
  International
    Commercial and industrial                            38             57
    Secured by real estate                               32             39
    Financial institutions                                1              4
    Other                                                 2              2
- ------------------------------------------------      -----          -----
Total international                                      73            102
- ------------------------------------------------      -----          -----
Total cash basis loans                                $ 332          $ 452
================================================      =====          =====

Ratio of cash basis loans to total gross loans          1.8%           2.9%
================================================      =====          =====

Ratio of allowance for credit losses to cash
 basis loans (1)                                        228%           171%
================================================      =====          =====

RENEGOTIATED LOANS
Secured by real estate                                $  37          $  37
- ------------------------------------------------      -----          -----
Total renegotiated loans                              $  37          $  37
================================================      =====          =====

OTHER REAL ESTATE                                     $ 188          $ 213
================================================      =====          =====

OTHER NONPERFORMING ASSETS
Assets acquired in credit workouts                    $   8          $  10
- ------------------------------------------------      -----          -----
Total other nonperforming assets                      $   8          $  10
================================================      =====          =====

Loans 90 days or more past due and still
 accruing interest                                    $   -          $   -
================================================      =====          =====

FN
(1) Ratio was computed using the allowance for credit losses that has been allocated to loans of $758 million and $773 million at March 31, 1997 and December 31, 1996, respectively.

  31

    An analysis of the changes in the Corporation's total cash basis loans during the first quarter of 1997 follows (in millions).

Balance, December 31, 1996           $452
Net transfers to cash basis loans      16
Net paydowns                          (69)
Charge-offs                           (33)
Transfers to other real estate         (2)
Other                                 (32)
- -----------------------------------  ----
Balance, March 31, 1997              $332
===================================  ====


    The Corporation's total cash basis loans amounted to $332 million at March 31, 1997, down $120 million, or 27 percent, from December 31, 1996.

    This decline is primarily attributable to decreases in loans secured by real estate ($87 million) and highly leveraged loans ($29 million). Within cash basis loans, loans secured by real estate were $185 million and $272 million at March 31, 1997 and December 31, 1996, respectively. Commercial and industrial loans to highly leveraged borrowers were $88 million and $117 million at March 31, 1997 and December 31, 1996, respectively.

    The following table sets forth the approximate effect on interest revenue of cash basis loans and renegotiated loans. This disclosure reflects the interest on loans which were carried on the balance sheet and classified as either cash basis or renegotiated at March 31 of each year. The rates used in determining the gross amount of interest which would have been recorded at the original rate were not necessarily representative of current market rates.

                                               Three Months Ended
                                                   March 31,
(in millions)                                     1997   1996
- -----------------------------------------------  -----  -----
Domestic Loans
 Gross amount of interest that would have
  been recorded at original rate                 $   6  $  14
 Less, interest, net of reversals, recognized
  in interest revenue                                1      1
- -----------------------------------------------  -----  -----
Reduction of interest revenue                        5     13
- -----------------------------------------------  -----  -----
International Loans
 Gross amount of interest that would have
  been recorded at original rate                     2      3
 Less, interest, net of reversals, recognized
  in interest revenue                                -      -
- -----------------------------------------------  -----  -----
Reduction of interest revenue                        2      3
- -----------------------------------------------  -----  -----
Total reduction of interest revenue              $   7  $  16
===============================================  =====  =====


HIGHLY LEVERAGED TRANSACTIONS

    Amounts included in the table and discussion which follow generally reflect the definition that the Corporation uses in order to monitor the extent of its exposure to highly leveraged transactions ("HLTs"). See page 41 of Exhibit 99.1 to this Current Report on Form 8-K for a detailed discussion of the definition.

Highly Leveraged Transactions
                                 March 31,  December 31,
(in millions)                         1997          1996
- -------------------------------     ------        ------
Loans
  Senior debt                       $1,580        $1,587
  Subordinated debt                     70            76
- -------------------------------     ------        ------
Total loans                         $1,650        $1,663
===============================     ======        ======

Unfunded commitments
  Commitments to lend               $  904        $  875
  Letters of credit                    148           128
- -------------------------------     ------        ------
Total unfunded commitments          $1,052        $1,003
===============================     ======        ======

Equity investments                  $  744        $  665
===============================     ======        ======

Commitments to invest               $  443        $  425
===============================     ======        ======

  33

    The Corporation's outstanding loans were to 130 separate borrowers in 43 separate industry groups at March 31, 1997, compared to 127 separate borrowers in 43 separate industry groups at December 31, 1996. The miscellaneous manufacturing and services group at 11 percent was the only industry concentration which exceeded 10 percent of total HLT loans outstanding at March 31, 1997.

    In addition to the amounts shown in the table above, at March 31, 1997, the Corporation had issued commitment letters which had been accepted, subject to documentation and certain other conditions, of $41 million (which were in various stages of syndication) and had additional HLTs in various stages of discussion and negotiation.

    During the first quarter of 1997, the Corporation originated $755 million of HLT commitments. It should be noted that the Corporation's loans and commitments in connection with HLTs fluctuate as new loans and commitments are made and as loans and commitments are syndicated, participated or paid.

    All loans and commitments to finance HLTs are reviewed and approved by senior credit officers of the Corporation. In addition to a strict transactional and credit approval process, the portfolio of leveraged loans and commitments is actively monitored and managed to minimize risk through diversification among borrowers and industries. As part of this strategy, sell and hold targets are regularly updated in connection with market opportunities and the addition of new HLTs. Retention by the Corporation after syndication and sales of loan participations has typically been less than $50 million, and the average outstanding per borrower for the portfolio at March 31, 1997 was less than $13 million. However, at March 31, 1997, the Corporation had total exposure (loans outstanding plus unfunded commitments) in excess of $50 million to 10 separate highly leveraged borrowers.

    At March 31, 1997, $88 million of the HLT loan portfolio was on a cash basis. In addition, $4 million of the equity investments in HLT companies represented assets acquired in credit workouts, which are reported as other nonperforming assets. Net charge-offs of $16 million of HLT loans were recorded in the first quarter of 1997. In addition, the Corporation recorded a net gain of $27.2 million in connection with the sales and/or write-offs of certain equity investments in highly leveraged companies during the first quarter of 1997.

    Generally, fees (typically 2 to 4 percent of the principal amount committed) and interest charged (typically LIBOR plus 1.5 to 3 percent) on HLT loans are higher than on other credits. The Corporation does not account for revenue or expenses from HLTs separately from its other corporate lending activities. However, it is estimated that transaction fees recognized for lending activities relating to HLTs were approximately $31 million during the first quarter of 1997 and that as of March 31, 1997, approximately $29 million of fees were deferred and will be recognized as future revenue.

ACCOUNTING DEVELOPMENTS

    In February, 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 replaces the presentation of primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS.

    SFAS No. 128 is effective for financial statement periods ending after December 15, 1997, and requires restatement of all prior period EPS data. The adoption of SFAS No. 128 is not expected to have a material impact on the Corporation's fully diluted EPS computations.